Amendment to
                  Master Services Agreement dated April 1, 2004
                                     And to
                       Loan Agreement dated March 22, 2004


     The undersigned acknowledge and agree to the following amendments to (i) Master Services Agreement ("Master Services Agreement") dated April 1, 2004, as modified, between Optionable, Inc. ("OPEX") and Capital Energy Services, LLC ("CES") and (ii) Loan Agreement ("Loan Agreement") dated March 22, 2004, as modified, between OPEX and Mark Nordlicht ("Nordlicht").

1. Capitalized terms not defined herein shall have the meanings ascribed to them in the Master Services Agreement or the Loan Agreement, as the case may be.

2. The Master Services Agreement is hereby amended by deleting Section 2(e)iii.1. thereof and inserting the following in its place and stead:

          1. The Repayment Allocation is defined as follows; A percentage, established at the discretion of the Finance Committee of OPEX, of OPEX's cash flows from operating activities adjusted for purchases of property and equipment, on a quarterly basis ("Adjusted Cash Flow"). The Repayment Amount may be greater than the Adjusted Cash Flow. In establishing this amount, the Finance Committee will consider, among other financial metrics, significant anticipated expenditures and working capital needs, overall financial position and such other factors as it deems appropriate.

3. The Loan Agreement is hereby amended by deleting Section 2c.1. thereof and inserting the following in its place and stead:

          1. The Repayment Allocation is defined as follows; A percentage, established at the discretion of the Finance Committee of the Borrower, of the Borrower's cash flows from operating activities adjusted for purchases of property and equipment, on a quarterly basis("Adjusted Cash Flow"). The Repayment Amount may be greater than the Adjusted Cash Flow.. In establishing this amount, the Finance Committee of the Borrower will consider, among other financial metrics, significant anticipated expenditures and working capital needs, overall financial position and such other factors as it deems appropriate.

4. Other than as so modified, the Master Services Agreement and the Loan Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of April 10, 2006.

                                                  OPTIONABLE, INC.


                                                  By:      /s/ Albert Helmig
                                                               -------------
                                                  Name:        Albert Helmig

                                                  Title:       Director



                                                  CAPITAL ENERGY SERVICES, LLC



                                                  By:    /s/ Kevin P. Cassidy
                                                             ----------------
                                                  Name:      Kevin P.Cassidy

                                                  Title:     Managing Director


                                                  By:     /s/ Kevin P. Cassidy
                                                              ----------------
                                                  Name:       Kevin P. Cassidy


                                                  By:     /s/ Mark Nordlicht
                                                              --------------
                                                  Name:       Mark Nordlicht


                                                  By:     /s/ Edward J. O'Connor
                                                              ------------------
                                                  Name:       Edward J. O'Connor